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                                                                    EXHIBIT 4.14

                                Attestation Deed

                     (2003) Dong Cheung Fat Kin Word No. 325

                Changan Office of Legal Affairs of Dongguan City,
                 Guangdong Province, People's Republic of China.

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                             Legal Attestation Deed

Applicant(Hereunder called Party A): Dongguan City Cheung On Town Siu Bin Estate Committee

Legal Representative: Choi Choi Kwong

Applicant(Hereunder called Party B): Dongguan Kwan Hong Electronics Company Limited

Legal Representative: Tam Man Chi

Attestation Party: Dongguan City Cheung On Town Legal Firm

Handling People: Chan Cheong Wah

Application Matter:

      Regarding the sale of the factory, dormitory etc. buildings situated at the area between the Siu Bin Reservoir and Sai Cheong Road, the Second Industrial Zone, Siu Bin Estate, Cheung On Town, Dongguan City, the construction area of the captioned buildings is 38,538 square meters ( hereunder called the captioned property ) and the surface area of the land is 22,410 square meters
( hereunder called the captioned land ) ( for details, please see the << Sales contract of land and factory >> and the map attached signed by Party A and B ), Party A and B, the applicants apply for the legal attestation by the Dongguan City Cheung On Town Legal Firm and concluded a supplement as follows:

(1) The captioned property was constructed and owned as asset by Party A, and the land is owned by Party A. Party A has the right to sign the sales contract with Party B.

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(2)   Party A assured that no mortgage was made on the captioned property and land and no court cases was related to the captioned property and land before the sale. Party A is not allowed to engage in mortgage or guarantee on the captioned property and land after the sale for Party B's use and before the change of the title deed. If any loss suffered by Party B arises from this reason, Party A is willing to bear the compensation responsibility.

(3) Party A should use appropriate rights and methods to protect Party B's legal rights on the property and land. If within the time limit of usage, our country wants to use the property and land, any compensation, according to the relevant rules and regulations, arises from such usage belongs to Party B.

(4) Party B should strictly comply with the terms set out in the sales contract to pay the agreed consideration. If there is any loss suffered by Party A arises from the delay of payment, Party B should bear the liability of compensation.

(5) With effect from February 1, 2003, Party B should bear the risk of loss due to any irresistible factors on the property and land. Party B should be responsible to handle the property insurance and pay the related premium on the property and land. Party B has the right to choose the beneficiary.

(6) Both Party A and B restate that if there is any dispute arises from fulfilling the contract terms and they cannot enter into compromise, either Party A or Party B can apply for jurisdiction from the relevant government organizations.

      According to the application from both parties, after investigation, the contents of the documents signed by both parties represents their real wills, and the designation of the representatives and the chops are real. Both Party A and B restate that the legal procedures of the transfer of the property and land and the change of name are in progress. We attest the application of Party A and B complies with the legal rules and regulations.

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Applicant(Party A): Dongguan City Cheung On Town Siu Bin Estate Committee

Legal Representative: Choi Choi Kwong

Applicant(Party B): Dongguan Kwan Hong Electronics Company Limited

Legal Representative: Tam Man Chi

Attestation Party: Dongguan City Cheung On Town Legal Firm

Handling People: Chan Cheong Wah

Time of Attestation: 14 May 2003

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                       SALES CONTRACT ON LAND AND FACTORY

Party A: Dongguan City Cheung On Town Siu Bin Estate Committee

Party B: Dongguan Kwan Hong Electronics Company Limited

      In order to develop the economics of both parties, both Party A and B, after full negotiation and based on the principles of mutual benefit and co-operation, agree the following contract terms on the sale of Party A's factory and dormitory at the area between Siu Bin Second Industrial Zone Siu Bin Reservoir and King Deep Yuen Factory:

      (1) Selling Price: The construction area of Party A's buildings is 38,538 square meters. The construction area comprised of six blocks of dormitories of 14,279 square meters, a canteen of 2,780 square meters, factory premises of 21,122 square meters, car park of 300 square meters, security guard room of 57 square meters (herein after called the captioned property), the captioned property will be sold to Party B. The selling price of this captioned property is HONG KONG DOLLARS SIX HUNDRED FIFTY per square meter, the total selling price is HONG KONG DOLLARS TWENTY FIVE MILLION FORTY NINE THOUSAND AND SEVEN HUNDRED; the surface area of the land is the total surface area surrounded by the wall of Party B's existing factory, the total area is 22,410 square meters (herein after called the captioned land), the selling price of the land is HONG KONG DOLLARS THREE HUNDRED THIRTY per square meter. The total selling price of the land is 22,410 square meters x HKD330 per square meter = HONG KONG DOLLARS THIRTY TWO MILLION FOUR HUNDRED AND FORTY FIVE THOUSAND (the details of the location of the land is at the red line diagram at the Appendix One).

      (2) The management fee of the captioned land is HONG KONG DOLLAR ONE DOLLAR per square meter per month. The total monthly management fee Party B should pay to Party A is HONG KONG DOLLARS TWENTY TWO THOUSAND FOUR HUNDRED AND TEN.

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      (3) Period of Right of Land Use: The period of rights of land use of the captioned land is fifty years, from 1 February 2003 to 31 January 2053. If Party B moves out, Party B has the right to sell the captioned land and building at his own discretion. After the expiry date, the captioned property and the immovable assets belong to Party A.

      (4) Payment Method: After signing the contract, Party B should pay 10%, that is HONG KONG DOLLARS THREE MILLION TWO HUNDRED FORTY FOUR THOUSAND AND FIVE HUNDRED. He should pay 40% within one month, that is HONG KONG DOLLARS TWELVE MILLION NINE HUNDRED SEVENTY EIGHT THOUSAND. The balance should be paid within one month after all the legal procedures have been completed.

      (5) Responsibilities of Both Parties:

          (i)     Party A should assist Party B to arrange the Land Certificate.

          (ii) Party A should provide three management grading staff to assist Party B to operate the factory, including a factory manager, two declaration or administrative staff, their job duties include dealing with all government departments. Their salaries will be paid by Party B (it should not be below the local standard of living). If the three staff is not up to standard, Party B has the right to change them.

          (iii) Party B should pay a composite service fee per month per local staff HONG KONG DOLLARS ONE HUNDRED FIFTY, based on the actual head count, to Party A.

          (iv) The executor for Party A for this contract is Siu Bin Industrial Development Company.

          (v) This contract takes effect after signed by both parties. The contract is in quadrate, both Party A and B had two copies, of equal legal validity. Party A and B should comply with the contract. If there is any dispute during the contract period, both parties should friendly compromise to solve the problem. If the problem cannot be solved, any party can submit the case to the jurisdiction organization of Dongguan City for jurisdiction. During the jurisdiction period, all the expenses will be borne by the loser.

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Party A: Dongguan City Cheung On Town         Party A: Dongguan Kwan Hong
         Siu Bin Estate Member Committee               Electronics Company
                                                       Limited

Legal Representative: Choi Choi Kwong         Legal Representative: Tam Man Chi

       Place of Signing the Contract:         Dongguan Cheung On Siu Bin
                                              Outward Economics Office

        Date of Signing the Contract:         28 February 2003